Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

     The financial data presented below (dollars in thousands, except per share amounts) should be read with the information in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" attached as
Exhibit 99.2 to this 8-K, and our Consolidated Financial Statements and accompanying notes in Item 8, "Financial Statements and Supplementary Data" attached as Exhibit 99.3 to this 8-K.

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Years Ended July 31,                   2009         2008         2007         2006         2005
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
Finance receivables - net        $1,511,391   $1,916,023   $2,104,361   $1,967,588   $1,641,854
Total assets                      1,548,114    1,942,868    2,120,074    1,988,144    1,661,545
Debt                              1,052,000    1,464,400    1,654,400    1,517,861    1,246,600
Stockholders' equity                452,046      416,572      391,753      396,579      350,414
Finance income                      157,488      188,402      191,254      162,475      126,643
Interest expense                     53,757       79,073       88,228       70,602       46,748
Net interest margin                 103,731      109,329      103,026       91,873       79,895
Provision for credit losses           7,900        4,000           --           --        1,500
Salaries and other expenses          29,537       27,323       24,945       23,676       21,477
Net income                           41,448       47,784       47,850       41,519       34,652
Earnings per common share,
  diluted                              1.59         1.84         1.75         1.52         1.30
Earnings per common share,
  basic                                1.59         1.85         1.77         1.55         1.33
Cash dividends per common share        0.60         0.60         0.55         0.37         0.20

Leverage                               2.33         3.52         4.22         3.83         3.56

Available liquidity              $  579,000   $  357,000   $  240,300   $  201,400   $   88,000
Non-performing assets                87,043       46,724       21,159       14,559       25,330
Delinquent receivables               37,998       22,901        9,868        8,619       10,171
Net charge-offs                       7,662        3,223          108          125        1,356

Loss ratio                             0.43%        0.16%        0.01%        0.01%        0.09%
Net interest margin                    5.82         5.30         4.98         5.03         5.17
Net interest spread                    4.67         4.15         3.65         3.77         4.09
Expense ratio                          1.66         1.33         1.21         1.30         1.39
Efficiency ratio                      28.50        25.00        24.20        25.80        26.90
Return on equity                       9.50        11.80        12.10        11.10        10.40
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